                                                              EXHIBIT 11
                                                               (Unaudited)



                                U.S. HOME CORPORATION AND SUBSIDIARIES
                                COMPUTATION OF INCOME PER COMMON SHARE
                             (Dollars in Thousands, Except Per Share Data)


                                     Three Months Ended           Nine Months Ended
                                         September 30,               September 30,
                                      __________________           _________________
                                        1994       1993              1994      1993

Income Per Common And
  Common Equivalent Share -

  Net income                        $    9,230   $   53,438     $   23,463   $   63,718
                                    ==========   ==========     ==========   ==========
Weighted average common
  shares outstanding                11,373,744   11,325,168     11,364,108   11,231,817

Effect of assumed exercise
  of dilutive stock options
  and warrants                             -        273,200         66,873      257,849


Total common and common
  equivalent shares                 11,373,744   11,598,368     11,430,981   11,489,666

Income per common and common
  equivalent share                  $      .81   $     4.61     $     2.05   $     5.55

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

                                     Three Months Ended           Nine Months Ended
                                        September 30,               September 30,
                                    ____________________      ___________________
                                      1994        1993             1994      1993
                                    _________  __________     ___________ __________
Income Per Common Share,
  Assuming Full Dilution -
Net income                         $    9,230  $   53,438     $   23,463  $   63,718

Add interest applicable to
  4.875% convertible
  subordinated debentures,
  net of income tax effect                266         -              798         -
                                    _________  __________     __________  __________

Income per common share,
  assuming full dilution           $    9,496  $   53,438     $   24,261  $   63,718
                                   ==========  ==========     ==========  ==========
Total common and common
  equivalent shares                11,373,744  11,598,368     11,430,981  11,489,666

Assumed additional common
  shares from exercise of
  dilutive stock options and
  warrants resulting from
  use of market price of
  common stock at end of
  period                                  -       147,831            -       152,142

Assumed conversion of 4.875%
  convertible subordinated
  debentures at $35.50 per
  share at date of issuance         2,253,521        -         2,253,521         -
                                   __________   __________    __________  __________
Total common shares,
  assuming full dilution           13,627,265   11,746,199    13,684,502  11,641,808
                                   ==========   ==========    ==========  ==========

Income per common share,
  assuming full dilution           $      .70   $     4.55    $     1.77  $     5.47
                                   ==========   ==========    ==========  ==========

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Note:  See Note 6 of Notes to Consolidated Condensed Financial Statements.